UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2014

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On August 15, 2014, Meritor, Inc. (the “Company”) completed its strategic review of certain remanufacturing product lines within the aftermarket business in North America, and the Board of Directors of the Company concluded that the Company should exit the Mascot business. Mascot is a remanufacturer and distributor of differentials, transmissions and steering gears primarily for certain original equipment manufacturers.  The Company is in discussions to sell substantially all of its inventory and other assets of its Mascot business.  In the event the Company is unable to successfully execute a sale transaction, it intends to wind down the Mascot business.  The Company expects to incur losses on the sale or liquidation of assets of the Mascot business of approximately $24 million. The Company also expects to incur severance, other employee costs, and contract termination costs related thereto of an additional $5 million. Of these charges, an estimated $5 million are expected to result in cash expenditures. The Company is targeting the end of the fourth quarter of fiscal year 2014 for the completion of a sale transaction or a wind down of the Mascot business.

Also on August 15, 2014, the Company approved a restructuring plan intended to manage the Company’s cost structure in South America to address softening economic conditions. As part of these actions, the Company expects to eliminate approximately 170 to 210 hourly and salaried positions. The estimated charges associated with these actions are approximately $5 million to $7 million, primarily related to employee severance costs, of which substantially all are expected to result in cash expenditures.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

By:	/s/ Sandra J. Quick
Sandra J. Quick
Senior Vice President, General Counsel and Secretary

Date: August 21, 2014